Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2016, with respect to the consolidated financial statements and schedule of At Home Group Inc., included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-206772) and related Prospectus of At Home Group Inc. for the registration of shares of common stock.

/s/ ERNST & YOUNG LLP

Dallas, Texas
April 22, 2016